EXHIBIT 10.1
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         PURCHASE AND SALE AGREEMENT WITH JOINT ESCROW INSTRUCTIONS


                                   between

                             VVH RESORTS, LTD.,
                       a Delaware limited partnership

                                  as Seller

                                     and

                        LHO MISSION BAY HOTEL, L.P.,
                      a California limited partnership


                                  as Buyer


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         PURCHASE AND SALE AGREEMENT WITH JOINT ESCROW INSTRUCTIONS

            THIS PURCHASE AND SALE AGREEMENT WITH JOINT ESCROW INSTRUCTIONS ("Agreement") dated as of the 1st day of June, 1998 is by and between VVH RESORTS, LTD., a Delaware limited partnership ("Seller"), and LHO MISSION BAY HOTEL, L.P., a California limited partnership ("Buyer"). Capitalized terms used in the RECITALS below, not otherwise defined therein, shall have the meanings ascribed to them in SECTION 1 of this Agreement.

                              R E C I T A L S

      WHEREAS, this Agreement is made and entered into with reference to the following facts:

      WHEREAS, Seller is the lessee pursuant to the Ground Lease (as defined below) of the Land which is improved with, among other things, the hotel commonly known as The San Diego Princess Resort located at 1404 West Vacation Road, San Diego, California, 92109.

      WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Property on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T


      NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

      1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            1.1 "Accounts Receivable" means all accounts receivable of the Hotel and the Property, including the Tray Ledger, receivables from Room Revenues, Other Revenues and Leases.

            1.2 "Assignment of Capital Leases" means the Assignment of Capital Leases assigning to Buyer all of Seller's right, title and interest in and to those Capital Leases which by their terms are assignable or assignable with the other party's consent. The Assignment of Capital Leases shall be in the form of, and upon the terms contained in, EXHIBIT "A".

            1.3 "ASSIGNMENT OF GROUND LEASE" means the Assignment and Assumption of Ground Lease assigning to Buyer all of Seller's right, title and interest in, to and under the Ground Lease. The Assignment of Ground Lease shall be in the form of, and upon the terms contained in, EXHIBIT "B".


            1.4 "ASSIGNMENT OF INTANGIBLE PROPERTY" means the Assignment of Intangible Property assigning to Buyer all of Seller's right, title and interest in and to the Intangible Property. The Assignment of Intangible Property shall be in the form of, and upon the terms contained in, EXHIBIT "C".

            1.5 "ASSIGNMENT OF LEASES" means the Assignment of Leases, assigning to Buyer all of Seller's right, title and interest in and to the Leases. The Assignment of Leases shall be in the form of, and upon the terms contained in, EXHIBIT "D".

            1.6 "ASSIGNMENT OF SERVICE CONTRACTS" means the Assignment of Service Contracts assigning to Buyer all of Seller's right, title and interest in and to those Service Contracts which Buyer will assume pursuant to SECTION 5.2.6 below. The Assignment of Service Contracts shall be in the form of, and upon the terms contained in, EXHIBIT "E".


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            1.7   "ASSIGNMENT FEE" means the fee payable to the City upon
an assignment of the Ground Lease pursuant to Section 8.5 of the Ground
Lease.

            1.8 "BILL OF SALE" means the Bill of Sale conveying to Buyer the Personal Property. The Bill of Sale shall be in the form of, and on the terms contained in EXHIBIT "F ".

            1.9   "BUYER INDEMNITEES" has the meaning ascribed to it in
SECTION 12 of this Agreement.

            1.10 "CAPITAL LEASES" means the leases of equipment used in the operation of the Hotel, which are set forth on EXHIBIT "G ".

            1.11 "CITY" means the City of San Diego, a municipal corporation.

            1.12 "CLOSING" means the consummation of the conveyances of the Property to Buyer.

            1.13 "CLOSING CERTIFICATES" mean (a) as to Seller, a certificate of Seller stating that the warranties and representations of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date, except as set forth in such certificate, and (b) as to Buyer, a certificate of Buyer stating that the warranties and representations of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date, except as set forth in such certificate.

            1.14 "CLOSING DATE" means May 28, 1998 unless otherwise mutually agreed to in writing by Buyer and Seller or extended pursuant to the terms of this Agreement, but in no event later than the Outside Closing Date (as defined below).

            1.15 "CODE" means the United States Internal Revenue Code of 1986, as amended.

            1.16 "DEPOSIT" means a deposit by Buyer in cash or immediately available funds in Escrow of an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) to be delivered by Buyer to Escrow Holder within two (2) business days after the date of this Agreement.

            1.17 "EELGRASS MITIGATION PLAN" means the eelgrass mitigation plan set forth in the Ground Lease.

            1.18 "EMPLOYMENT CONTRACTS" means all employment contracts, except for any management contracts, consulting agreements, union contracts, labor agreements, collective bargaining agreements, pension plans, profit sharing plans and employee benefit plans, together with all supplements, amendments and modifications thereto, which affect the Property, and which are set forth on EXHIBIT "H".

            1.19 "ESCROW" means the escrow established with Escrow Holder for the consummation of the purchase and sale of the Property in accordance with this Agreement.

            1.20  "ESCROW HOLDER" means Chicago Title Insurance Company.

            1.21 "EXCLUDED PERSONAL PROPERTY" means (a) all personal property depicting the name "Princess" or any logo or trademark, of the "Princess Resort" and (b) the personal property described on EXHIBIT "I".

            1.22 "GOVERNMENTAL REGULATIONS" means any local, state, and federal laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, labor relations, notification of sale to employees, Hazardous Materials, occupational health


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and safety, water, earthquake hazard reduction and building and fire codes)
bearing on the construction, development, alteration, rehabilitation, maintenance, use, operation, or sale of the Property.

            1.23 "GROUND LEASE" means the City of San Diego Percentage Lease dated December 30, 1994 between the City, as lessor, and Seller, as Lessee.

            1.24 "GROUND LESSOR ESTOPPEL" means a written statement executed by the City dated within thirty (30) days prior to the Closing in substantially the form and content of EXHIBIT "J " attached hereto.

            1.25 "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, any agency of the State of California or any agency of the United States Government. The term "Hazardous Materials" includes, without limitation, any material or substance which (a) contains petroleum or any petroleum by-products, (b) contains asbestos, (c) contains urea formaldehyde foam insulation, (d) is designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ' 1317), (e) is defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C.
' 6901 (42 U.S.C. ' 6903), or (f) is defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ' 9601 (42 U.S.C. ' 9601). Each reference to a statute or law in this definition shall be deemed to include any amendments thereto which are enacted from time to time.

            1.26 "HOTEL" means the real property and the improvements comprising The San Diego Princess Resort located on the Land.

            1.27 "HOUSE FUNDS" means cash on hand at the Hotel as of the Transfer Time. At Closing, Buyer shall pay to Seller an amount equal to the aggregate amount of such House Funds in readily available funds in addition to, and not as part of, the Purchase Price.

            1.28 "INTANGIBLE PROPERTY" means all of Seller's right, title and interest in and to any and all intangible personal property owned by Seller and used in connection with the ownership, construction, development (including, without limitation, the benefit of future development rights, plans, models and specifications, which include plans for the Marina Construction (as defined below) and the "Master Plan 2000"), use and/or operation of the Property, including, without limitation, the toll-free telephone numbers for the Property, the Licenses and Permits, the Records and Plans, and the Warranties. Notwithstanding the foregoing, in no event shall the Intangible Property include any trade names, trademarks, service marks or logos including, without limitation, the name "Princess" or any mark or trade name that includes the word "Princess" as an element, which property shall remain the property of Seller.

            1.29 "LAND" means the leasehold estate in real property located in the City of San Diego, County of San Diego, State of California, as legally described in EXHIBIT "K".

            1.30 "LEASES" means all existing leases, rental and occupancy agreements and lease commitments relating to the Real Property, which Leases are set forth on Exhibit "L", together with any and all leases which are entered into after the date of this Agreement in accordance with
Section 5.1 of this Agreement.

            1.31 "LICENSES AND PERMITS" means all of Seller's right, title, interests, privileges, benefits and remedies in, to and under all authorizations, approvals, permits, licenses, agreements, variances, tentative maps, final maps, plans and specifications and land use entitlements held by Seller and/or relating to the construction, reconstruction, occupancy, operation or use of any part of the Property (other than the Liquor License), including, without limitation, the Marina Permits.


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            1.32  "LIQUOR ACT" means the Alcoholic Beverage Control Act, as the same may be amended from time to time.

            1.33 "LIQUOR ESCROW AGREEMENT" means the Agreement for Purchase and Sale of Liquor Inventory and Liquor License and Escrow Instructions to be executed and delivered by the holder of the Liquor Licenses and Buyer (or Buyer's designee) within five (5) business days after the execution of this Agreement for the acquisition of the Liquor Licenses and the Liquor Inventory by Buyer (or Buyer's designee) from the holder thereof. The Liquor Escrow Agreement shall be in substantially the form of, and upon the terms contained in, EXHIBIT "M".

            1.34 "LIQUOR INVENTORY" means all wine, beer and other alcoholic beverages on hand at the Hotel as of the Transfer Time.

            1.35 "LIQUOR LICENSES" means collectively the On Site General Liquor License Number 47-208932, 47-208932-1, and 47-208932-2, the Caterer
Permit No. 58-208932-1 and the Controlled Access Cabinet Permit No. 66-
208932-1.

            1.36 "MARINA CONSTRUCTION" means the construction of the marina as contemplated by the Ground Lease and in accordance with the plans and specifications previously submitted to the City, as the same may be amended prior to the Closing.

            1.37 "MARINA PERMITS" means collectively (a) Permit No. 6-97-64 to be issued by the California Coastal Commission upon the satisfaction of all special conditions contained therein (the "Coastal Development Permit") and (b) Permit No. 96-20054-DZ issued by the United States Army Corps of Engineers (the "Army Corps Permit") relating to the Marina Construction.

            1.38 "OTHER REVENUES" means all revenues earned from the operation of the Property, other than Room Revenues, including, without limitation, revenues from the sale of food, the sale of alcoholic and non-alcoholic beverages, rental of meeting and banquet rooms, telephone sales, pay television sales, valet and parking services, gift shop revenue, golf and tennis revenues, marina, boat and boat slip rental revenues, and other similar revenues, together with any sales tax or other taxes thereon.

            1.39 "OUTSIDE CLOSING DATE" means Friday, June 5, 1998. In the event the Closing does not occur for any reason prior to the Outside Closing Date, then either party may terminate this Agreement upon written notice to the other, and this Agreement shall thereupon terminate and be of no further force or effect, and the parties shall have no further liability or obligation thereunder, except for those provisions which survive the termination of this Agreement; provided, however, that in the event the Closing does not occur prior to the Outside Closing Date due to a breach of this Agreement by Seller, then Seller shall not be entitled to terminate
this Agreement pursuant to this SECTION 1.39.   In the event of a
termination of this Agreement by either party pursuant to this Section, the other party shall provide written acknowledgment of such termination in form and substance reasonably satisfactory to the party terminating the Agreement. In the event the Seller terminates this Agreement pursuant to this SECTION, and such termination is not due to a breach of this Agreement by Buyer, then the Deposit shall be returned to Buyer within two (2) business days after the date of such termination.

            1.40 "PERMITTED EXCEPTIONS" means collectively (a) matters of title respecting the Real Property approved or deemed approved by Buyer in accordance with this Agreement; and (b) matters affecting the condition of title to the Real Property created by or with the written consent of Buyer.

            1.41 "PERSONAL PROPERTY" means all personal property of Seller located on or in or used in connection with the Real Property (other than (i) the Excluded Personal Property and (ii) the Liquor Licenses and the Liquor Inventory, which shall be transferred pursuant to the Liquor Escrow Agreement).


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            1.42  "PRO FORMA TITLE POLICY" means the pro forma owner's policy of title insurance issued by the Title Company attached to this Agreement as EXHIBIT "N".

            1.43 "PROPERTY" means the Real Property, the Personal Property, the Service Contracts, the Leases, and the Intangible Property and the Liquor Inventory and the Liquor Licenses (which shall be transferred in accordance with the terms and conditions of the Liquor Escrow Agreement).

            1.44 "PURCHASE PRICE" means the sum of Seventy-Three Million Dollars ($73,000,000).

            1.45 "REAL PROPERTY" means the Land, all rights, privileges and easements appurtenant to the Land, and all improvements and fixtures situated on the Land.

            1.46 "RECORDS AND PLANS" means (a) all books and records maintained by Seller in connection with the operation of the Property,
(b) "as-built" plans and specifications respecting the Real Property, and
(c) all structural reviews, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Real Property which are within the possession of, under the control of, or reasonably available to, Seller.

            1.47 "RENOVATION WORK means the renovation of the Hotel guest rooms as contemplated by the Ground Lease and the Electrical Work.

            1.48 "RESERVATION AGREEMENTS AND DEPOSITS" means all guest, banquet room and meeting room and restaurant reservation agreements executed by Seller and all deposits made thereunder for periods after the Closing.

            1.49 "ROOM REVENUES" means all revenues from the rental of guest rooms of the Real Property (but excluding any items included in the definition of Other Revenues), together with any sales or other taxes thereon collected by Seller.

            1.50  "SELLER INDEMNITEES" has the meaning ascribed to it in
Section 12 of this Agreement.

            1.51 "SELLER'S PAYABLES" means the accounts payable with respect to which Seller agrees to be fully responsible for the payment after the Closing Date.

            1.52 "SERVICE CONTRACTS" means the maintenance contracts, warranties, guarantees, management contracts and bonds, and any other similar obligations, commitments or arrangements, together with all supple-ments, amendments and modifications thereto, relating to the construction, development, marketing, operation, maintenance or enjoyment of the Property, which are set forth on EXHIBIT "O" attached to this Agreement.

            1.53 "SHORELINE RESTORATION WORK" means the improvements specified by the "Shoreline Restoration and Stabilization Plan" as described in Sections 6.5 and 10.7 of the Ground Lease.

            1.54 "SURVEY" means an ALTA "as built" survey of the Real Property prepared by Southland Surveying of San Diego.

            1.55  "TITLE COMPANY" means Chicago Title Insurance Company.

            1.56 "TITLE POLICY" means the standard form of owner's title policy issued by the Title Company (together with such re-insurance carriers as Buyer may require) for property located in the State of California to be issued for the benefit of Buyer, which Title Policy shall be (a) without charges in excess of regular premiums, (b) in the same form as the Pro Forma Title Policy, and (c) shall show only those matters as set forth on the Pro Forma Title Policy and the Permitted Exceptions (defined below).


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            1.57  "TRANSFER DOCUMENTS" means the Assignment of Ground
Lease, the Bill of Sale, the Assignment of Leases, the Assignment of Capital Leases, the Assignment of Service Contracts, the Assignment of Intangible Property and the Liquor Escrow Agreement.

            1.58 "TRANSFER TIME" means 12:01 a.m. on the Closing Date in the Pacific time zone.

            1.59 "TRANSFEROR'S CERTIFICATE" means the certificate, to be duly executed and delivered by Seller in accordance with SECTION 3.1 of this Agreement, certifying that Seller is not a "foreign person" in accordance with the provisions of Section 1445 of the Code and any similar provisions of applicable state law. The Transferor's Certificate shall be in the form of, and upon the terms contained in, EXHIBIT "P".

            1.60 "TRAY LEDGER" means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Real Property as of the Transfer Time.

            1.61 "WARRANTIES" means all third party warranties and guarantees relating to the Property.

            1.62 "WARN Act" means (a) the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2102, et seq. and/or (b) any other similar state or local statute or ordinance.

      2. PURCHASE PRICE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property in accordance with the terms, and subject to the conditions, of this Agreement. The Purchase Price for the Property will be paid as follows:

            2.1 Deposit. Buyer shall deliver the Deposit in accordance with SECTION 1.16. Escrow Holder shall invest the Deposit in an interest bearing account with a responsible institutional lender approved by Buyer and Seller, and the interest will become part of the Deposit. Buyer's tax identification number is ________________ and Seller's tax identification number is 33-0338932. Buyer's failure to deliver the Deposit in accordance with SECTION 1.16 shall, at Seller's election, render this Agreement void.

            2.2 BALANCE OF PURCHASE PRICE. On or before the Closing Date, Buyer shall deposit, in cash or by wire transfer (a) into the Escrow the Purchase Price less the Deposit and less the purchase price for the Liquor Inventory and the Liquor Licenses as established pursuant to SECTION
2.3 below, as adjusted for prorations and adjustments in accordance with
SECTION 9 and Buyer's share of Escrow closing costs in accordance with
SECTION 10, and (b) into the escrow established under the Liquor Escrow Agreement, the portion of the Purchase Price allocable to the Liquor Licenses and the Liquor Inventory as provided in SECTION 2.3 below, as adjusted for prorations and adjustments in accordance with the terms and conditions of the Liquor Escrow Agreement.

      3.    ESCROW; CLOSING.

            3.1 OPENING OF ESCROW. As soon as reasonably practicable following the mutual execution and delivery of this Agreement, the parties shall open the Escrow with Escrow Holder in order to consummate the purchase and sale in accordance with the terms and provisions of this Agreement by depositing a fully executed counterpart of this Agreement with Escrow Holder. This Agreement shall constitute joint escrow instructions to Escrow Holder; provided, however, that the parties shall execute such additional instructions as may be reasonably requested by Escrow Holder not inconsistent with the provisions of this Agreement. The Closing will take place on the Closing Date at the offices of the Escrow Holder.

            3.2 BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Escrow Holder the following items, duly executed and, where appropriate, acknowledged by Seller.


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                  3.2.1 The Assignment of Ground Lease.

                  3.2.2 The Bill of Sale.

                  3.2.3 The Assignment of Capital Leases.

                  3.2.4 The Assignment of Intangible Property.

                  3.2.5 The Assignment of Leases.

                  3.2.6 The Assignment of Service Contracts.

                  3.2.7 The Transferor's Certificate.

                  3.2.8 The Seller's Closing Certificate.

                  3.2.9 The Liquor Lease Agreement, if applicable.

                  3.2.10 Such resolutions, authorizations, certificates of good standing and/or other corporate and partnership documents relating to Seller as are reasonably required by Buyer in connection with the transactions contemplated under this Agreement.

            3.3 BY BUYER. At the Closing, Buyer will deliver or cause to be delivered to Escrow Holder the following items, duly executed and, where appropriate, acknowledged by Buyer:

                  3.3.1 The net balance of the Purchase Price, to be paid in accordance with SECTIONS 2.2 of this Agreement, after deducting the Deposit and after taking into account the adjustments and cost allocations in accordance with SECTIONS 9 and 10.

                  3.3.2 The Assignment of Capital Leases.

                  3.3.3 The Assignment of Intangible Property.

                  3.3.4 The Assignment of Leases.

                  3.3.5 The Assignment of Service Contracts.

                  3.3.6 The Buyer's Closing Certificate.

                  3.3.7 The "As Is" certificate described in SECTION 4.6 below.

                  3.3.8       The Liquor Lease Agreement, if applicable.

                  3.3.9 Such corporate resolutions, certificates of good standing and/or other corporate and partnership documents relating to Buyer as are reasonably required by Seller in connection with the transactions contemplated under this Agreement.

            3.4 BY BUYER AND SELLER. Buyer and Seller will each deposit into the Escrow such other documents and instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

            3.5 CLOSE OF ESCROW. When (a) each party has deposited in Escrow all of the funds and documents required to be deposited in Escrow by it pursuant to this SECTION 3 or any other provision of this Agreement, and
(b) each of the parties has approved or waived each of the conditions in its favor set forth in SECTION 7 of this Agreement, and (c) Escrow Holder is otherwise in a position to close Escrow, Escrow Holder shall close Escrow by:


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                  3.5.1 RECORDATION.  Recording in the Official Records of
the County of San Diego State of California the Assignment of Ground Lease, the Ground Lessor Estoppel and any other documents deposited in Escrow which are in recordable form;

                  3.5.2 FUNDS. Delivering to Seller the Purchase Price, as adjusted for Seller's share of prorations and Closing costs;

                  3.5.3 DOCUMENTS TO SELLER. Delivering to Seller the documents described in Section 3.3 above and any other documents (or copies thereof) delivered into Escrow by Buyer; and

                  3.5.4 DOCUMENTS TO BUYER. Delivering to Buyer the documents described in Section 3.2 above and any other documents (or copies thereof) delivered into Escrow by Seller.

            3.6 DELIVERIES OUTSIDE OF ESCROW. On the Closing, Seller shall deliver to Buyer the following:

                  3.6.1 Revised and updated schedules and exhibits as required pursuant to SECTION 7.1.4 below, prepared as of the Closing Date; and

                  3.6.2 Possession of the Property, subject to the rights of parties claiming under the Leases and the provisions of the Ground Lease.

      4.    REPRESENTATIONS AND WARRANTIES.

            4.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties to Buyer all of which are true as of the date of this Agreement and will be true and correct in all material respects as of the Closing.

                  4.1.1 ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of California. The execution and delivery of this Agreement and the other documents contemplated in this Agreement by Seller, and the performance by Seller of the obligations under this Agreement and the other documents contemplated in this Agreement
(i) are within the power of Seller; (ii) have been duly authorized by all requisite partnership action and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Seller or any indenture, agreement or any other instrument to which Seller is a party. This Agreement and each of the other documents described in this Agreement when executed and delivered to Buyer, will constitute legal, valid and binding obligations enforceable against Seller in accordance with the terms of such documents.

                  4.1.2 PERSONAL PROPERTY OWNER. Seller is the sole owner of all personal property situated on the Real Property (other than the Excluded Personal Property, the personal property subject to the Capital Leases, and the personal property owned by Hotel guests and tenants under the Leases) free of any adverse claim of any kind whatsoever.

                  4.1.3 NO PRIOR TRANSFERS - PROPERTY. Seller has not transferred, by sale, assignment or otherwise, to any person, partnership, corporation or other entity, all or any portion of any right, title or interest which it may have in and to the Property other than (a) encumbrances which are to be removed at the Closing and (b) the Permitted Exceptions.


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                  4.1.4 AGREEMENTS.

                        4.1.4.1     Except as set forth on SCHEDULE
4.1.4.1, to Seller's knowledge, there are no contracts for deed, land contracts or any oral or written agreements or other executory agreements whatsoever for the assignment or transfer of any portion(s) of the Property in effect or in existence with respect to the Property, except those set forth on the Pro Forma Title Policy.

                        4.1.4.2     Except as set forth on SCHEDULE
4.1.4.2, to Seller's knowledge, the Leases are in full force and effect. To Seller's knowledge, there are no defaults, or events which with the passage of time or notice or both, could constitute a default by Seller or by the tenant under any of the Leases.

                        4.1.4.3     Except as set forth on SCHEDULE
4.1.4.3, Seller has received no written notice from the City that Seller is in default under the Ground Lease, and, to the best of Seller's knowledge, there is no default or event which with the passage of time or notice or both, could constitute a default by the City or Seller under the Ground Lease.

                        4.1.4.4     Except as set forth on SCHEDULE
4.1.4.4, there are no management, service, maintenance, advance booking, employment or brokerage agreements, with respect to the Real Property which Seller has entered into which would be binding on Buyer following the Closing, except for the Employment Contracts, the Leases, the Service Contracts which Buyer will assume pursuant to SECTION 5.2.6 below, and the Reservation Agreements and Deposits.

                  4.1.5 NO LITIGATION. Except as set forth on SCHEDULE 4.1.5,, (a) to Seller's knowledge, there is no actual suit, action or legal, administrative, arbitration or other proceeding or governmental investigation involving or affecting the Property, (b) Seller has not been served with written notice of any such proceeding, and (c) to Seller's knowledge, there are no judgments, decrees, or orders affecting the Property.

                  4.1.6 NOTICE OF VIOLATIONS.  Except as set forth on
SCHEDULE 4.1.6, Seller has not received any written notice of any outstanding violations, past or present, of any Governmental Regulations.

                  4.1.7 COMPLIANCE WITH AGREEMENTS. To Seller's knowledge, the execution and delivery of, and performance under, this Agreement has not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound.

                  4.1.8 FINANCIAL POSITION. To Seller's knowledge, the financial statements and all financial data delivered to Buyer by Seller are true, correct and complete in all material respects as of the date thereof. To Seller's knowledge, no material adverse change has occurred in such financial position subsequent to the date such statements are delivered to Buyer.

                  4.1.9 INSOLVENCY. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or, to Seller's knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller.

                  4.1.10 EELGRASS MITIGATION PLAN. Seller has undertaken the implementation of the Eelgrass Mitigation Plan by completing the planting of the eelgrass and instituting the requisite monitoring program. To the best of Seller's knowledge, Seller is in compliance with the terms of the Eelgrass Plan. All work necessary to comply with the Eelgrass Plan as of the Closing shall be fully paid for as of the Closing, or Buyer shall receive a credit at Closing for such unpaid amount.

                  4.1.11 SHORELINE RESTORATION WORK. To the best of Seller's knowledge, Seller has paid for its share of the Shoreline Restoration Work in accordance with the terms of the Ground Lease. In the event that, pursuant to the terms of the GROUND Lease, Seller is required to pay additional monies for such work, Seller shall pay for the same.

                  4.1.12 MARINA PERMITS. To the best of Seller's knowledge, the Army Corps Permit is in full force and effect and Seller has satisfied all conditions to the issuance of the Coastal Development Permit other than Special Condition No. 4 set forth therein.

            4.2   SELLER'S KNOWLEDGE.      The phrase "to Seller's
knowledge," as used in this Agreement, refers to the actual current knowledge of Ned S. Holmes and Thomas C. Vincent, without duty of inquiry or investigation.

            4.3 SELLER'S CLOSING CERTIFICATE. In the event that Seller's Closing Certificate expressly states that any representation and warranty made by Seller in SECTION 4.1 is not true and correct as of the date of Closing, then such shall not be a default by Seller under this Agreement; provided, however that such shall be treated as a failure of a condition in favor of Buyer, and Buyer shall have, as Buyer's sole and exclusive remedy, the right to terminate this Agreement upon written notice to Seller if such condition is of such a nature that in Buyer's reasonable judgment such failure of a condition would materially and adversely affect the acquisition, financing or use of the Property for Buyer's intended purpose.

Upon such termination, Seller shall immediately return, or cause the Title Company to return, to Buyer any and all documents and funds theretofore deposited or paid by Buyer. Alternatively, notwithstanding such failure of condition, Buyer may elect to waive one or more of the specific representations and warranties which are set forth in Seller's Closing Certificate as not being true and correct as of the Closing, and proceed with the purchase of the Property without reduction in the Purchase Price.

            4.4 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer makes the following representations and warranties to Seller upon which warranties and representations Seller has relied and will continue to rely, all of which are true as of the date of this Agreement and will be true and correct as of the Closing:

                  4.4.1 ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the State of California. The execution and delivery of this Agreement and the other documents contemplated in this Agreement by Buyer, and the performance by Buyer of the obligations under this Agreement and the other documents contemplated in this Agreement (i) are within the power of Buyer; (ii) have been duly authorized by all requisite action on the part of Buyer and all of its constituent corporate partners; and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Buyer or its general partners, or any indenture, agreement or any other instrument to which Buyer is a party. This Agreement and each of the other documents described in this Agreement when executed and delivered to Buyer, will constitute legal, valid and binding obligations enforceable against Buyer in accordance with the terms of such documents.

                  4.4.2 INSOLVENCY. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or threatened against Buyer, nor are any such proceedings contemplated by Buyer.

            4.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this SECTION 4 shall survive the Closing for a period of twelve (12) months.

            4.6 AS IS. BUYER ACKNOWLEDGES AND AGREES THAT (A) BUYER IS EXPERIENCED IN THE ACQUISITION, DEVELOPMENT, OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND BUYER WAS GIVEN THE OPPORTUNITY TO

PERFORM, AND BUYER HAS PERFORMED AND COMPLETED, ALL INSPECTIONS AND INVESTIGATIONS CONCERNING THE PROPERTY TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTIONS AND INVESTIGATIONS. BUYER ACKNOWLEDGES THAT IT IS FULLY RELYING ON BUYER'S (OR BUYER'S REPRESENTATIVES') INSPECTIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY STATEMENTS OR INFORMATION CONTAINED IN THAT CERTAIN INFORMATION BOOK PREPARED BY HOTEL PARTNERS INCORPORATED RELATING TO THE PROPERTY. BUYER ACKNOWLEDGES THAT BUYER HAS (OR BUYER'S REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING DATE WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY), AND BUYER ACKNOWLEDGES THAT BUYER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES') INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION OF THIS CONTRACT AND THE PURCHASE, BUYER HEREBY AGREES TO ACCEPT THE PROPERTY ON THE CLOSING DATE IN ITS "AS-IS, WHERE IS" CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT ONLY THE TITLE WARRANTIES EXPRESSLY SET FORTH IN THE DEED DATED ON THE CLOSING DATE. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE SALE OF THE PROPERTY TO BUYER, THE SALE OF THE PROPERTY IS WITHOUT ANY WARRANTY, AND SELLER AND SELLER'S OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES (COLLECTIVELY, "SELLER'S RELATED PARTIES") HAVE MADE NO, AND EXPRESSLY AND SPECIFICALLY DISCLAIM, AND BUYER ACCEPTS THAT SELLER AND SELLER'S RELATED PARTIES HAVE DISCLAIMED, ANY AND ALL REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR RELATING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, OF OR RELATING TO: (I) THE OWNERSHIP, USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE CONSTRUCTION; (II) THE NATURE, MANNER, OR CONDITION OF THE PROPERTY, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT; (III) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH ALL REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING, BUT NOT LIMITED TO, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, AND ALL SIMILAR LOCAL AND STATE LAWS, EACH AS MAY BE AMENDED FROM TIME TO TIME, AND INCLUDING ANY AND ALL REGULATIONS, RULES OR POLICIES PROMULGATED THEREUNDER ("ENVIRONMENTAL LAWS"); AND
(IV) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS UTILITIES OR OTHER CONDITIONS EXISTING IN, ON OR UNDER THE PROPERTY. BUYER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS, INCLUDING ANY LIABILITY WITH RESPECT TO ENVIRONMENTAL LAWS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE PROPERTY OR THE ACQUISITION, DEVELOPMENT, OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION THEREOF. IN CONSUMMATING THE PURCHASE OF THE PROPERTY, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE BY SELLER OR SELLER'S RELATED PARTIES, AND IS RELYING SOLELY UPON BUYER'S OR ITS REPRESENTATIVES' OWN PHYSICAL INSPECTION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT ANY CONDITION OF THE PROPERTY WHICH BUYER DISCOVERS OR DESIRES TO CORRECT OR IMPROVE PRIOR TO OR AFTER THE CLOSING DATE SHALL BE AT BUYER'S SOLE EXPENSE. BUYER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW (INCLUDING, BUT NOT LIMITED TO COMMON LAW, WHETHER SOUNDING IN CONTRACT OR TORT, AND ANY AND ALL ENVIRONMENTAL LAWS) THAT BUYER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE ACQUISITION, DEVELOPMENT, USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING AND AT CLOSING BUYER SHALL DELIVER TO SELLER A CERTIFICATE ("AS IS CERTIFICATE") CONFIRMING THE PROVISIONS HEREOF.

            4.7 GENERAL RELEASE. Except as otherwise expressly provided in SECTIONS 4.1, 12.1 and 13, Buyer waives its right to recover from Seller and its affiliates, partners, shareholders, officers, directors, employees, agents, representatives and attorneys (collectively, "Released Parties") any and all damages, losses, liabilities, costs or expenses whatsoever (including attorneys' fees, court costs and litigation expenses) and claims therefor, whether direct or indirect, known or unknown, foreseen or unforeseen, which may arise on account of or in any way growing out of or connected with the physical or environmental condition of the Property (including the improvements thereon) or any law or regulation relating to Hazardous Materials

      BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

      5.    COVENANTS OF SELLER AND BUYER

            5.1 SELLER'S COVENANTS. From the date of this Agreement through and including the Closing Date, Seller covenants and agrees that:

                  5.1.1 FURTHER LIENS AND ENCUMBRANCES. Seller will not voluntarily subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters after the date of this Agreement that will not be released at Closing. Seller will not hereafter materially change any of the terms, covenants or conditions of any of such existing documents, or enter into any new material agreements affecting the Property that cannot be terminated at Closing without cost or penalty without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                  5.1.2 LEASES; OTHER CONTRACTS. Seller will not hereafter materially amend any of the Leases, the Service Contracts or existing contracts or enter into new leases or contracts affecting the Property except (a) in the ordinary course of business, (b) in connection with the Marina Construction or the Renovation Work pursuant to the Ground Lease, or
(c) with the prior written consent of Buyer. Without the prior written consent of Buyer, Seller shall not terminate any of the Leases or existing material contracts relating to the Property.

                        5.1.2.1     CONTRACTS RELATING TO MARINA
CONSTRUCTION AND RENOVATION WORK.  Notwithstanding the provisions of
SECTION 5.1.2 to the contrary, Seller shall not enter into any material agreements in connection with the Marina Construction or the Renovation Work without Buyer's prior written approval, which approval shall not be unreasonably withheld. Buyer shall grant or deny its written approval within three (3) days after Seller's written request therefor (which request shall be accompanied by either a copy of the proposed agreement (if available) or a description of the material terms thereof). Buyer's failure to respond to Seller in writing within such three (3) day period shall be conclusively deemed to be Buyer's approval of such request. For purposes of this SECTION 5.1.2.1, a "material" agreement shall be any agreement which involves the expenditure of more than $25,000 pursuant to the terms thereof. Notwithstanding the provisions of this SECTION 5.1.2.1, Buyer's consent shall not be required for those material agreements which are necessitated due to an emergency condition at the Property. In the event that an agreement to which Buyer's approval is required pursuant to the provisions of this Section is necessary in order for Seller to avoid being in default under the Ground Lease, and Seller informs Buyer of such fact concurrently with Seller's request for Buyer's approval of the same, then, if Buyer disapproves such agreement, Seller shall have the right to terminate this Agreement upon written notice to Buyer, in which event this Agreement shall terminate, the Deposit shall be refunded to Buyer, and all rights and obligations of the parties existing hereunder shall terminate and be of no further force or effect, except any rights and obligations which survive the termination of this Agreement. Subject to Seller's obligation to comply with Governmental Regulations and the Ground Lease, Seller covenants and agrees that it shall take no action which would result in the revocation or termination of the Marina Permits.

                  5.1.3 PROPERTY MANAGEMENT AND OPERATION. Subject to Seller's right to remove the Excluded Property at Closing pursuant to
SECTION 5.2.2, Seller shall maintain the operation of the Property in a manner and maintain inventory levels consistent with its historical practice. Seller shall promptly notify Buyer in writing of any casualty or condemnation of which Seller receives notice following the date of this Agreement.

                  5.1.4 PREPAYMENTS. Seller shall not accept (a) any prepaid rents, security deposits or other deposits under any of the Leases, or (b) any deposits made with respect to reservations for guest rooms, meeting rooms, restaurants and banquet facilities for dates after the Closing Date, unless the same shall be credited to Buyer on the Closing Date.

                  5.1.5 COOPERATION WITH REPRESENTATIVES. Subject to the provisions of SECTION 8, Seller shall cooperate with Buyer and its accountants, counsel and/or other representatives in providing information and materials pertaining to the operation and marketing of the Property, including access to the Property; provided, however, that Seller shall not be obligated to provide any information or materials which is subject to the attorney-client privilege or which is proprietary in nature. From and after the execution and delivery of this Agreement, and subject to Section 8, Seller shall allow a representative or representatives of Buyer access to the Property at reasonable times and upon the notice provided for in
SECTION 8.1.2, for the purpose of (a) monitoring the operation of the Property and (b) performing such investigations and analyses of the Property as Buyer may reasonably require.

                  5.1.6 LIQUOR LICENSES AND LIQUOR INVENTORY.   At Closing,
and subject to approval by Department of Alcoholic Beverage Control, Seller shall cause the holder of the Liquor Licenses to transfer the Liquor Licenses and the Liquor Inventory to Buyer (or Buyer's designee) in accordance with the terms and conditions of the Liquor Escrow Agreement. Seller shall, at no cost or expense to Seller (except as provided in the Liquor Escrow Agreement), cooperate with Buyer or Buyer's designee (and shall cause the holder of the Liquor Licenses to cooperate with Buyer or Buyer's designee) in effectuating a transfer of the Liquor Licenses.

                  If Buyer, after diligently pursuing the same, does not obtain the Liquor Licenses by the Closing Date, Buyer shall, and Seller shall cause the holder of the Liquor Licenses to cooperate in good faith to enter into a short-term lease agreement (the "Liquor Lease Agreement") pursuant to which such holder will continue to operate the liquor facilities at the Hotel until a temporary liquor license is issued to Buyer. Such agreement shall be upon terms and conditions mutually satisfactory to Buyer and Seller and such holder.

                  5.1.7 ACCRUED VACATION, SICK LEAVE, ETC. At Closing, Seller will (a) pay all accrued sick leave, vacation pay and pension or retirement benefits as required under applicable law and any Employment Contract including any collective bargaining agreement, and (b) fulfill any and all bargaining obligations of Seller with any labor organizations.

                  5.1.8 SELLER'S PAYABLES. Seller shall pay, in the ordinary course of business, Seller's Payables.

                  5.1.9 OBTAINING GROUND LESSOR ESTOPPEL. Seller shall use its reasonable efforts (at no cost or expense to Seller) to obtain the Ground Lessor Estoppel.

                  5.1.10 ELECTRICAL WORK. Buyer acknowledges that Seller is currently undertaking certain electrical distribution work (the "Electrical Work"). To the extent that such Electrical Work is not completed by Closing, the Buyer shall receive a credit at Closing representing the cost of the uncompleted Electrical Work (the "Electrical Work Credit"), which credit shall be in full satisfaction of Seller's obligations to Buyer regarding the Electrical Work. It is agreed that the current estimate of the amount needed to complete the Electrical Work as of the date hereof is $ 108,000.

                  5.1.11 FINANCIAL AUDIT. For a period of sixty (60) days after closing, upon Buyer's request, Seller shall, at no cost or expense to Seller, make available to Buyer all financial information for the Hotel for the three most recent fiscal years for the purpose of an audit to be performed by KPMG Peat Marwick LLP ("KPMG") in accordance with Rule 3.05 of Regulation S-X of the Securities and Exchange Commission Rules and Regulations. Such financial information will be made available to Buyer and KPMG at reasonable times and in a location mutually agreeable to Buyer and Seller and will include, but not be limited to, the following information pertaining to the Hotel: general ledgers, city ledgers, guest ledgers, financial statements and management letters, policies and procedures manuals, room contracts, labor contracts, loan agreements, compensation agreements and any other agreements, invoices for all expenditures made, sales and marketing plans, fixed assets registers, budgets and variance explanations, personnel files, payroll registers, bank statements, bank account reconciliations, check registers (including the period following the most recent fiscal year) and descriptions of benefit plans, related party transactions, insurance coverage, litigation, vacation accruals and taxes paid. In addition, in conjunction with such audit, Seller will provide to KPMG a letter substantially in the form of EXHIBIT "Q" attached hereto.

            5.2 BUYER'S COVENANTS. From the date of this Agreement through and including the Closing Date (and, to the extent such covenants cannot reasonably be performed prior to the Closing, after the Closing
Date), Buyer covenants and agrees that :

                  5.2.1 LIQUOR LICENSE. Buyer shall diligently pursue the issuance at Closing of a temporary liquor license for the Hotel.

                  5.2.2 REMOVAL OF PROPERTY.   Prior to Closing, Seller
shall have the right to remove from the Property (including, without limitation, the gift shop) the Excluded Personal Property. As soon as practicable after Closing (but in no event later than thirty (30) days) Seller shall cover or remove all signs, labels and personal property that contain the name "Princess" or any derivative thereof, and/or the Princess mark, and Buyer shall cooperate with Seller (including, without limitation, by providing Seller with reasonable access to the Property) in doing the same. The provisions of this SECTION 5.2.2 shall survive the Closing.

                  5.2.3       INTENTIONALLY OMITTED

                  5.2.4 MARINA CONSTRUCTION, RENOVATION AND ELECTRICAL WORK. At Closing, Buyer shall assume all obligations of Seller relating to the Marina Construction, the Renovation Work and the Electrical Work, including, without limitation, any construction, architects and/or consulting contracts entered into by Seller relating thereto and all permit fees and license obligations relating thereto.

                  5.2.5 ACCESS TO BOOKS AND RECORDS. From and after the Closing, Buyer shall allow Seller reasonable access upon three (3) days prior written notice to the books and records relating to Seller's operation of the Hotel in order to allow Seller to prepare its final sales, occupancy and employee withholding tax returns. In addition to the foregoing, for a period of ninety (90) days after the Closing, Buyer shall allow Seller's designated representative(s) to occupy without charge a secure room or office at the Hotel (which room or office will contain a desk or table and telephone) for the purpose of winding up the affairs of Seller relating to Seller's operation of the Hotel.

                  5.2.6       ASSUMPTION OF SERVICE CONTRACTS.  Within five
(5) days after the date of this Agreement, Buyer shall notify Seller in writing of which Service Contracts, if any, it intends to assume at Closing. Buyer's failure to so notify Seller shall be conclusively deemed to be Buyer's election to assume all Service Contracts. Notwithstanding the foregoing, Buyer shall assume all Service Contracts which (a) cannot be terminated upon thirty days' or less notice or (b) cannot be terminated without penalty. Seller shall cause all Service Contracts which Buyer has elected not to assume in accordance with this Section (other than those Service Contracts described in the immediately preceding sentence) to be terminated as of the Closing; provided, however, that in the event such Service Contracts cannot be terminated at Closing, then the amounts due thereunder shall be prorated as of the Closing.

      6. TITLE TO REAL PROPERTY. At Closing, title to the Real Property will be conveyed to Buyer by Seller by the Assignment of Ground Lease, subject only to the matters contained in the Pro Forma Title Policy and the Permitted Exceptions.

      7.    CONDITIONS PRECEDENT/CONCURRENT TO CLOSING; CLOSING DATE.

            7.1 BUYER'S CONDITIONS. Buyer shall not be required to close the transaction provided for under this Agreement, unless and until Buyer deems that each and every one of the following conditions has been fulfilled:

                  7.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller shall have duly and timely performed each and every covenant to be performed by Seller under this Agreement prior to the Closing Date and the representations and warranties set forth in this Agreement shall be true and correct as of the Closing in all material respects.

                  7.1.2 SELLER'S DELIVERIES. Seller shall have duly and timely delivered to Buyer all of the items described in SECTION 3.2 of this Agreement.

                  7.1.3 TITLE INSURANCE. The Title Company will have issued or have unconditionally and irrevocably committed to issue the Title Policy to Buyer, subject only to the Permitted Exceptions.

                  7.1.4 EXHIBITS AND SCHEDULES. On the Closing Date, Seller shall have updated each of the Exhibits and Schedules attached hereto, so that, the same are true and accurate as of the Closing Date, and there shall have been no material adverse change in the information contained in the Schedules delivered at Closing from those attached to this Agreement which have not been approved (such approval not to be unreasonably withheld) or deemed approved by Buyer.

                  7.1.5 APPROVAL OF CITY; GROUND LESSOR ESTOPPEL. The City shall have (a) approved in writing the assignment of the Ground Lease to Buyer, (b) executed and delivered to the Escrow Holder the Assignment of Ground Lease and (c) executed and delivered to the Escrow Holder the Ground Lessor Estoppel.

                  7.1.6       MANAGEMENT, LICENSE AND RESERVATION
AGREEMENTS. Seller shall have terminated (a) any and all management agreements affecting the Property in effect prior to the Closing, (b) that certain Agreement dated January 29, 1988 between Princess Cruises Resorts and Hotels, Inc. ("Princess") and Parkway Investments/California, Inc., and
(c) that certain Memorandum Agreement dated January 29, 1988 between Princess and San Diego Princess Management Corporation.

      7.2 SELLER'S CONDITIONS. Seller shall not be required to close the transaction provided for under this Agreement, unless and until Seller deems that each and every one of the following conditions has been fulfilled:

            7.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer shall have duly and timely performed each and every covenant to be performed by Buyer under this Agreement prior to the Closing Date and the representations and warranties set forth in this Agreement shall be true and correct as of the Closing in all respects.

            7.2.2 APPROVAL OF CITY. The City shall have approved in writing the assignment of the Ground Lease to Buyer and the release of Seller from all further obligations and liabilities with respect thereto, and shall have executed and delivered to the Escrow Holder the Assignment of Ground Lease.

            7.2.3 BUYER'S DELIVERIES. Buyer shall have duly and timely delivered to Seller all of the items described in SECTION 3.3 of this Agreement.

      8.    INTENTIONALLY OMITTED

      9. PRORATIONS AND ADJUSTMENTS. The following prorations and adjustments shall be made as of the Transfer Time:

            9.1   INVENTORY.   Buyer is acquiring all of the inventory as
of the Transfer Time, and there shall be no adjustment or proration therefor.

            9.2 ROOM REVENUES; OTHER REVENUES. Buyer shall be entitled to all Other Revenues from and after the Transfer Time, and Seller shall pay to Buyer on the Closing Date an amount equal to the sum of the following items: (i) one-half (1/2) of the Room Revenues for the night immediately preceding the Closing Date, (ii) the value of any complimentary rooms (based upon the "rack" rate for each room), and any complimentary food or beverages (based upon the advertised rate for each food and beverage) provided by Seller to officers, directors or shareholder of the partners of Seller for periods after the Transfer Time, (iii) all prepaid deposits under the Reservation Agreements and Deposits made to Seller for dates after the Transfer Time, (iv) the value of any gift certificates for which Seller has been paid in cash and which have not been redeemed as of the Closing, and (v) any other amounts received by Seller for the provision of rooms, goods, facilities or services after the Transfer Time.

            9.3 UTILITIES. Prior to the Closing Date, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings after the Transfer Time be made to Buyer at the Hotel address. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by Seller and charges thereafter paid by Buyer. Charges for utilities which are unmetered, or charges for the meters which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time based upon utility billings for the prior month with an adjustment between the parties being made after Closing, and payment for such shall be made within seven (7) days from the date of any request for the same. All utility deposits made by Seller shall be assigned to Buyer, and Seller shall receive a credit at Closing for such amounts.

            9.4 LEASES. Buyer shall have the right to collect any delinquent rentals payable by tenants under the Leases. Delinquent rentals shall be applied first to current rents due, and Buyer shall pay to Seller any remaining amounts as and when received. Seller shall pay to Buyer on the Closing Date the amount of any prepaid rents made to Seller with respect to periods after the Closing Date, security deposits or other deposits under any of the Leases.

            9.5 GROUND LEASE RENTAL PAYMENTS. Rent and all other payments due under the Ground Lease shall, to the extent possible, be prorated as of the Closing Date. Seller shall receive a credit at Closing equal to the amount of the security deposit, if any, paid by Seller under the Ground Lease.

            9.6 CAPITAL LEASES. Amounts due under all Capital Leases shall be prorated as of the Closing Date.

            9.7 RESERVATIONS. Buyer will honor, for its account, all Reservation Agreements and Deposits for dates after the Closing Date that are (a) made by Seller in accordance with the provisions of this Agreement or (b) approved by Buyer. Buyer authorizes Seller to continue to accept reservations for guest rooms, meeting rooms, restaurant and banquet facilities for periods after the Closing Date provided the terms and conditions of which are at current fair market value and are in the ordinary course of Seller's business, and Buyer agrees to honor all such reservations in accordance with their terms. Buyer further acknowledges that it is Seller's practice to offer guest rooms at the Property to employees of Seller at reduced room rates, and, provided the same are booked in a manner that is consistent with Seller's practice, Buyer agrees to honor all room reservations and rates which are booked and used by such employees prior to May 31, 1998.

            9.8 ACCOUNTS PAYABLE AND EXPENSES. All accounts payable and expenses related to operations of the Property which have accrued before the Transfer Time shall be paid by Seller. All accounts payable and expenses arising after the Transfer Time or which are incurred by or at the direction of Buyer outside of this Agreement shall be paid by Buyer. In addition, Seller shall be responsible for paying the Seller's Payables.

            9.9 TAXES. Seller shall pay general real estate and ad valorem personal property taxes and assessments for all periods prior to the Transfer Time and all special taxes or assessments becoming a lien against the Property and relating to the period prior to the Transfer Time, and any such taxes for the period in which the Closing Dates falls shall be prorated as of the Closing Date.

            9.10 SERVICE CONTRACTS. All amounts due under Service Contract which are not terminated as of the Closing shall be prorated as of the Closing Date.

            9.11 PRELIMINARY STATEMENT OF PRORATIONS AND ADJUSTMENTS. Seller and Buyer shall cooperate with each other in examining the books and records of the Hotel as necessary to make the adjustments and prorations required under this SECTION 9, or under any other provision of this Agreement. Based upon such examination, Buyer and Seller will jointly prepare, no later than two (2) business days prior to the Closing, a preliminary closing statement (the "Preliminary Statement"). The Preliminary Statement shall contain the parties' best estimate of the amounts of the items to be prorated and adjusted pursuant to this Agreement, the allocation thereof between the parties and the basis for such allocation. The amounts set forth on the Preliminary Statement shall be adjusted as of the Transfer Time.

            9.12 FINAL ADJUSTMENTS. If any supplemental billing is issued or new information learned with respect to any of the foregoing prorations or credits, the same shall be adjusted and prorated between Seller and Buyer as soon as reasonably possible after the Closing. In any event, to the fullest extent possible Seller and Buyer shall jointly prepare a final schedule of adjustments (the "Final Statement") within sixty (60) days after Closing and either party owing the other a sum of money shall pay such sum within ten (10) days after such Final Statement is prepared. Notwithstanding the foregoing, any real property, personal property or other taxes assessed against any portion of the Property shall be subject to a final adjustment between the parties on or before one hundred and eighty (180) days after the Closing, and either party owing the other a sum of money shall pay such sum within ten (10) days after such final adjustment. If any dispute arises between Buyer and Seller in connection with such Final Statement or final adjustment for taxes, the parties shall diligently and in good faith attempt to resolve any such dispute. If such dispute is not resolved within forty-five (45) days after the date such dispute arose, then the parties shall submit such dispute to an independent accountant reasonably acceptable to the parties, and the determination of such independent accountant shall be conclusive. The fees and expenses of such independent accountant shall be paid equally by Buyer and Seller. The provisions of this SECTION 9.11 shall survive the Closing.

            9.13 METHOD OF PRORATION. All prorations will be made as of the Closing Date based on a 365-day year.

            9.14 ACCRUED VACATION AND SICK PAY. Seller shall pay any accrued vacation and sick pay owing to employees of the Hotel as of the Closing Date.

            9.15 ACCOUNTS RECEIVABLE. Buyer shall not acquire the Accounts Receivable from Seller, and there shall be no adjustments or prorations therefor; provided, however, that Buyer shall use reasonable efforts (excluding litigation) to collect on behalf of Seller all Accounts Receivable outstanding as of the Closing, and shall remit all amounts collected therefor to Seller upon Buyer's receipt of same. Sellers shall have the right, upon reasonable advance notice, to examine Buyer's books and records after the Closing to verify the status if the collection of such accounts. The provisions of this SECTION 9.12 shall survive the Closing.

      10. COSTS AND EXPENSES. The closing costs shall be allocated as follows:

            10.1 SELLER. Seller shall pay all premiums for the standard coverage (e.g. CLTA Coverage) of the Title Policy (not to exceed $0.43 per thousand dollars of insurance), Seller's share of prorations, all state and county transfer taxes, all general excise and occupancy taxes, any other tax or assessment imposed as a result of the transactions contemplated under this Agreement (other than sales taxes on the transfer of the Personal Property, which shall be the responsibility of Buyer), and any document recording charges and notary fees, including, without limitation, any recording fees and notary charges with respect to the Assignment of Ground Lease.

            10.2 BUYER. Buyer shall pay all premiums for the Title Policy except for the CLTA portion of the Title Policy, the cost of the Survey, and Buyer's share of prorations as provided in this Agreement. In addition, Buyer shall pay, at Closing, all sales taxes due as a result of the transfer of the Personal Property to Buyer. Further, Buyer shall pay to Seller (i.e. Seller shall receive a credit at Closing) in an amount equal to $16,500, which amount represents the cost of an appraisal of the Property performed by Lipman, Stevens, Marshall & Thene Incorporated in connection with the City's approval of the Ground Lessor Estoppel.

            10.3 LIQUOR LICENSE. Buyer shall pay all costs associated with the transfer of the Liquor Licenses to Buyer, including, without limitation, any escrow fees and charges

            10.4  ASSIGNMENT FEE.  Seller shall pay the Assignment Fee.

            10.5 OTHER CLOSING COSTS. Except as provided in SECTIONS 8.1.2, 12, 14 AND 16.20, Buyer and Seller will each pay their own legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively. All other closing costs and expenses will be allocated between Buyer and Seller in accordance with the customary practice in the county in which the Property is located.

      11.   CLOSING AND POSSESSION.

            11.1 DELIVERY OF POSSESSION. Simultaneously with the delivery of the fully executed Transfer Documents, Seller shall deliver possession and enjoyment of the Property to Buyer and Buyer shall thereupon have the immediate right to possess, develop, use, sell, encumber and/or transfer the Property, or any part thereof for its own account to the total exclusion of Seller, and subject to the provisions of the Ground Lease, the Leases and the Permitted Exceptions.

      12.   GENERAL INDEMNIFICATION.

            12.1 BY SELLER. Subject to SECTION 4.6 and the procedures set forth in SECTION 12.1.1 below, Seller will defend, indemnify and hold the Buyer and each of its respective officers, directors, agents, shareholders, representatives, employees, attorneys, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees") harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, reasonable attorneys' fees and costs) which accrue in or relate to the period prior to the Closing Date and which (a) are based in tort, or (b) relate to the employment of a Hotel employee, or
(c) relate to the obligations of Seller as tenant under the Ground Lease.

                  12.1.1 GENERAL PROVISIONS RELATING TO SELLER'S INDEMNITY.

The following provisions shall be applicable to the indemnification obligations of Seller set forth in SECTION 12.1.

                        12.1.1.1 NOTICE OF CLAIMS. Buyer shall deliver notice (the "Indemnification Notice") to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding by any party for which indemnification is sought hereunder as soon as reasonably possible after Buyer receives notice thereof, but in no event later than ten (10) days in the event Buyer is served with notice of any suit, action or proceeding, and in no event later than thirty (30) days for all other matters. In the Indemnification Notice, Buyer shall (a) specify with reasonable particularity the basis for seeking indemnity and (b) provide Seller with such information with respect to the claim, suit, action or proceeding as may be known to Buyer at the time (and shall continue to provide Seller with any additional information as and when the same becomes known to Buyer). Buyer's failure to timely deliver the Indemnification Notice (and to provide such additional information as provided herein) pursuant to this Section shall relieve Seller of its indemnification obligation with respect to such claims, suit, action or proceeding.

                        12.1.1.2 ASSUMPTION OF DEFENSE. Seller shall have the right, in its sole and absolute discretion, to elect, upon written given to Buyer within fifteen (15) days after Seller's receipt of the Indemnification Notice, to investigate and/or defend such claim, suit, action or proceeding with counsel selected by Seller; provided that Seller shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If Seller assumes the defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ (at Buyer's sole cost and expense) counsel separate from the counsel employed by Seller, but Seller shall nonetheless have control over the defense. If Seller elects not to undertake the investigation and/or defense of such claim, suit, action or proceeding, Buyer shall defend such claim, suit, action or proceeding with counsel selected by Buyer and reasonably approved by Seller. Buyer shall thereafter consult with Seller and keep Seller informed with respect to such claim, suit, action or proceeding. If Seller elects to cause Buyer to assume the defense, the Seller shall have the right (but not the duty) to participate in the defense thereof and to employ (at Seller's sole cost and expense) counsel separate from the counsel employed by Buyer. Whether or not Seller elects to defend any such claim, suit, action or proceeding, Buyer and Seller shall cooperate in the defense thereof.

                        12.1.1.3 BUYER'S ACTIONS. Subject to Seller's right to control the investigation and defense of any claim, suit, action or proceeding pursuant to SECTION 12.1.1.2, Buyer shall take all commercially reasonable actions necessary or advisable to mitigate the amount of damages suffered by Buyer or any third party claiming against Buyer in connection with such claim, suit, action or proceeding. Any failure by Buyer to take such action, or any action which Buyer undertakes pursuant to this Section but which Buyer performs in a negligent manner, shall relieve Seller of its indemnification obligation with respect to such claims, suit, action or proceeding.

                        12.1.1.4 SETTLEMENT OR COMPROMISE. Seller may settle or compromise any claim, suit, action or proceeding without the approval of Buyer, provided that the settlement or compromise includes a release of Buyer from the claims asserted, and if Buyer fails to cooperate in the consummation of such settlement or compromise, Seller shall be relieved of its indemnification obligation with respect to the claims, suit, action or proceeding proposed to be so settled or compromised. If Buyer settles or compromises any claim, suit, action or proceeding for which indemnification has been sought without the prior approval of Seller, which approval may be granted or withheld in Seller's sole and absolute discretion, then unless Seller has elected to provide the defense and has failed to do so, Seller shall be relieved of its indemnification obligations with respect to such claim, suit, action or proceeding.

            12.2 BY BUYER. Buyer will defend, indemnify and hold Seller and its officers, directors, agents, shareholders, representatives, employees, attorneys, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "Seller Indemnitees") harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs) of every kind and nature incurred or accrued from and after the Closing Date with respect to the Property, whether arising from acts or omissions of Buyer, its agents or employees or otherwise;

      The indemnifications contained in this Section 12 shall survive the Closing for a period of twelve (12) months.

      13.   REMEDIES:

            13.1 BUYER'S REMEDIES GENERALLY. IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN BUYER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY BUYER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, BUYER SHALL HAVE THE FOLLOWING REMEDIES, WHICH SHALL BE BUYER'S SOLE AND EXCLUSIVE REMEDIES BASED UPON A DEFAULT BY SELLER. SUCH REMEDIES SHALL NOT BE CUMULATIVE, MEANING BUYER MAY EXERCISE ONE (1) BUT NOT BOTH OF SUCH REMEDIES. BUYER SHALL DELIVER TO SELLER AND ESCROW HOLDER NOTICE OF ITS ELECTION OF REMEDIES WITHIN FIVE (5) BUSINESS DAYS AFTER BUYER HAS NOTICE OF SELLER'S DEFAULT. THE SOLE REMEDIES AVAILABLE TO BUYER ARE AS FOLLOWS:

                  13.1.1 BUYER MAY TERMINATE THIS AGREEMENT, IN WHICH CASE SELLER SHALL IMMEDIATELY RETURN THE DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, TO BUYER, UPON EXECUTION OF CANCELLATION
INSTRUCTIONS BY BUYER, AND SELLER SHALL PAY ANY ESCROW CANCELLATION CHARGES
OR

                  13.1.2 BUYER MAY BRING AN ACTION FOR SPECIFIC PERFORMANCE AGAINST SELLER TO COMPEL THE DELIVERY OF THE TRANSFER DOCUMENTS TO BUYER (IN WHICH CASE BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE TRANSFER SUBJECT TO ALL MATTERS OF RECORD AFFECTING THE LAND), BUT ONLY UNDER THE FOLLOWING CONDITIONS AND CIRCUMSTANCES:

                        13.1.2.1 BUYER SHALL HAVE FULLY PERFORMED ALL OBLIGATIONS OF BUYER UNDER THIS AGREEMENT, EXCEPT THAT WITH RESPECT TO DEPOSITING THE BALANCE OF THE PURCHASE PRICE, BUYER SHALL HAVE EVIDENCED TO SELLER'S REASONABLE SATISFACTION THAT BUYER IS READY, WILLING AND ABLE TO TIMELY DEPOSIT SAID FUNDS IN ESCROW AT THE TIME REQUIRED BY THIS AGREEMENT.

                        13.1.2.2 THE ACTION SHALL BE COMMENCED, AND SERVICE OF PROCESS UPON SELLER MADE, NOT LATER THAN THIRTY (30) DAYS AFTER BUYER HAS NOTICE OF SELLER'S DEFAULT; AND

                        13.1.2.3 ALL OF THE ISSUES IN SUCH ACTION, WHETHER OF FACT OR LAW, SHALL BE HEARD BY A REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 638, ET. SEQ. WITHIN TEN
(10) DAYS FOLLOWING THE COMMENCEMENT OF ANY SUCH ACTION, THE PARTIES SHALL MAKE APPLICATION TO THE COURT IN WHICH THE ACTION IS PENDING FOR THE APPOINTMENT OF A RETIRED SUPERIOR COURT JUDGE OR COURT OF APPEAL JUSTICE FROM THE THEN CURRENT LIST OF RETIRED JUDGES AVAILABLE TO SERVE AS REFEREES IN THE COUNTY IN WHICH SUCH ACTION IS COMMENCED TO SERVE AS THE REFEREE. THE REFEREE CHOSEN SHALL BE DEEMED QUALIFIED ONLY IF HE IS WILLING TO AGREE TO HEAR THE SUBJECT ACTION WITHIN TWENTY (20) DAYS FOLLOWING THE DATE OF APPLICATION TO THE COURT, TO HEAR THE SUBJECT ACTION ON CONSECUTIVE DAYS AND TO RENDER A DECISION WITHIN A FURTHER FIFTEEN (15) DAY PERIOD. THE PARTIES SHALL ADVANCE, IN EQUAL SHARES, THE FEES AND EXPENSES OF THE REFEREE SELECTED PURSUANT TO TIES PROVISION, BUT THE LOSING PARTY IN ANY SUCH ACTION SHALL REIMBURSE THE PREVAILING PARTY FOR ANY AND ALL FEES AND EXPENSES PREVIOUSLY ADVANCED BY SUCH PREVAILING PARTY FOR THE REFEREE.

      ALTERNATIVELY, BUYER MAY ELECT TO WAIVE SUCH BREACH, IN WHICH EVENT THE PARTIES SHALL PROCEED TO CLOSING AS PROVIDED IN THIS AGREEMENT, WITHOUT ANY ADJUSTMENT IN THE PURCHASE PRICE FOR SUCH BREACH.

            13.2 BUYER'S REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES. Notwithstanding anything contained in SECTION 13.1 to the contrary, if Buyer discovers after the Closing that one or more of the representations and warranties of Seller contained in this Agreement was not true and correct in all material respects as of the Closing, and such inaccuracy was not known to or reasonably discoverable by Buyer prior to Closing, Buyer may bring an action against Seller for damages proximately caused by such inaccuracy; provided, however, that such action shall be initiated, if at all, within one (1) year after the Closing Date. Notwithstanding anything contained in this SECTION 13.2 to the contrary, in no event shall Seller's liability under this Section exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

            13.3 SELLER'S REMEDIES. IF BUYER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT AS A RESULT OF BUYER'S DEFAULT UNDER THE TERMS OF THIS AGREEMENT, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF BUYER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY.

      SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.


"BUYER"                                    "SELLER"

LHO MISSION BAY HOTEL, L.P., a             VVH RESORTS, LTD., a Delaware
California limited partnership             limited partnership

By:   LASALLE HOTEL OPERATING              By:   SAN DIEGO PRINCESS
      PARTNERSHIP, L.P., a Delaware              MANAGEMENT OPERATION
      limited partnership                  Its:  Sole General Partner
Its:  General Partner

      By:   LASALLE HOTEL                  By: /s/ Ned S. Holmes
            PROPERTIES, a Maryland trust   Name: Ned S. Holmes
      Its:  General Partner                Its: President

            By:  /s/ Michael Barnello
            Name: Michael Barnello
            Its: Chief Operating Officer

            By:  ______________________
            Name:______________________
            Its: ______________________

      14. HOTEL EMPLOYEES: On or before the Closing Date, Seller shall terminate the services of the Hotel employees. Buyer shall rehire a sufficient number of such employees upon such terms and conditions (including, without limitation, pension benefits and COBRA plans) in order that the actions of the parties pursuant to this Agreement will not trigger
the application of the WARN Act.   Buyer further agrees that it shall not
terminate any such employees without cause for at least ninety (90) days following the Closing. Buyer shall indemnify, defend and hold Seller and the Seller Indemnitees harmless from and against any and all liability incurred by Seller under the WARN Act. as a consequence of Buyer's breach of its obligations under this Section 14. The provisions of this SECTION 14 shall survive the closing.

      15. NOTICE. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and (a) delivered personally, (b) delivered by a national overnight courier (e.g., FedEx), or (c) transmitted by facsimile, addressed as follows:

      To Seller at:

      Parkway Investment
      55 Waugh Drive, Suite 1111
      Houston, Texas 77007
      Attn:  John C. Kinsella, Esq.
      Facsimile:  (713) 864-8887


      with a copy to:

      Jeffer, Mangels, Butler & Marmaro LLP
      2121 Avenue of the Stars, 10th Floor
      Los Angeles, California  90067
      Attn:  James R. Butler, Jr.
      Facsimile:  (310) 203-0567
      with a copy to:

      Hotel Partners, Inc.
      1401 Dove Street, Suite 350
      Newport Beach, California 92660
      Attn:  Mr. Russell D. Urban
      Facsimile:  (714) 553-0606
      To Buyer at:

      LHO MISSION BAY HOTEL, L.P
      c/o LaSalle Hotel Operating Partnership, L.P.
      LaSalle Partners Limited
      220 East 42nd Street
      New York, New York 10017
      Attn:  Mr. Michael Barnello
      Facsimile: (212) 687-8170

      with a copy to:

      Brown & Wood LLP
      One World Trade Center
      New York, New York  10048-0557
      Attn:  Hedwig O'Hara, Esq.
      Facsimile:  (212) 839-5599


Notice shall be deemed to have been delivered only upon actual delivery to the intended addressee in the case of either personal, courier, or facsimile delivery. The addresses for purposes of this paragraph may be changed by giving written notice of such change in the manner provided herein for giving notices. Unless and until such written notice is delivered, the latest information stated by written notice, or provided herein if no written notice of change has been delivered, shall be deemed to continue in effect for all purposes hereunder.

      16.   MISCELLANEOUS:

            16.1 SURVIVAL. The recitals set forth at the beginning of this Agreement are deemed incorporated herein, and the parties to this Agreement warrant and represent that they do not omit to state any material fact necessary to make the statements or Exhibits, as the case may be, materially misleading. The representations, warranties, covenants, acknowledgments, agreements and indemnities contained in this Agreement and the Exhibits, or in any of the documents or agreements executed and/or delivered and/or exchanged pursuant to the terms of this Agreement, shall survive the Closing Date for the periods provided in this Agreement (or, if no period is provided, indefinitely) and shall not be deemed to have merged or terminated upon the Closing Date.

            16.2 PARTIES IN INTEREST. As and when used herein, the terms, "Seller" and, subject to SECTION 16.14 below, "Buyer", mean and include, and this Agreement their respective successor and assigns and shall be binding upon and inure to the benefit of, the above-named Seller and Buyer and their respective successors and permitted assigns.

            16.3 SECTION HEADINGS. The headings of sections are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provision of this Agreement.

            16.4 NO ORAL MODIFICATIONS. This Agreement may not be amended or modified except in writing executed by all parties hereto.

            16.5 FULL INTEGRATION. Buyer and Seller each acknowledge that, other than that certain letter understanding dated as of May 15, 1998 between Buyer and Seller, there are no other agreements or representations, either oral or written, express or implied, that are not embodied in this Agreement, and this Agreement, the Exhibits attached to this Agreement, and the Transfer Documents, represent a complete integration of all the prior and contemporaneous agreements and understandings and documents.

            16.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and no other party shall be a beneficiary hereunder.

            16.7  BUYER'S ADVICE OF COUNSEL.  Buyer acknowledges that
(a) Seller has not made any representation as to the Federal or State tax implications relating to the transactions contemplated herein, (b) Buyer has thoroughly read and reviewed the terms and provisions of this Agreement and the Exhibits attached hereto and is familiar with the terms of this Agreement, (c) the terms and provisions contained in this Agreement are clearly understood by Buyer and have been fully and unconditionally consented to by it, (d) Buyer has had full benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Agreement, (e) the execution of this Agreement and of the Transfer Documents is done freely, voluntarily, with full knowledge, and without duress, (f) in executing this Agreement, Buyer is relying on no other representations, either written or oral, express or implied, made to it by any other party to this Agreement, and the consideration received by it under this Agreement has been actual and adequate.

            16.8 ATTORNEYS' FEES. If an action is commenced by a party hereto resulting from a dispute with respect to the transactions contemplated herein, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the other party in such action. As used herein, the term "attorneys' fees" means attorneys' fees whether or not litigation ensues and if litigation ensues whether incurred at trial, on appeal, on discretionary review or otherwise.

            16.9 GOVERNING LAW. This Agreement will be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California with venue in the city and County of San Diego, California. Each of the parties hereto acknowledge and agree that the laws of the State of California and the selection of venue in the city and County of San Diego were freely chosen by Buyer and Seller.

            16.10 CONFIDENTIALITY. Unless otherwise agreed to in writing by Seller and Buyer:

                  16.10.1 Each party will use reasonable efforts to keep confidential the specific economic terms of this Agreement.

                  16.10.2 Prior to the Closing, and except as required by applicable securities laws, Buyer will not: disclose to any person other than persons who agree to be bound by this confidentiality covenant, and are acting as its advisors, lenders or proposed assignees, any information concerning financial data pertaining to the Hotel which may be delivered by Seller or its agents to Buyer, including but not limited to, the Hotel's average daily rate, average occupancy rate, management and all fees and expenses, provided this restriction shall not apply after the Closing Date and does not apply to information which is or becomes generally available to the public other than as a result of a disclosure by the Buyer (or persons to whom it makes disclosure of such information), or becomes available to the Buyer on a nonconfidential basis from a source other than the Seller, and the source is not under an obligation of confidentiality with respect to that information.

                  16.10.3 Neither Buyer nor Seller shall issue any public announcement or press release without first giving the other party a reasonable opportunity to comment on the timing and terms of the announcement or release.

            16.11 SEVERABILITY. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

            16.12 TIME OF THE ESSENCE. Time is of the essence of this Agreement and of the obligations required hereunder.

            16.13 NON-WAIVER. No delay or failure by any party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

            16.14 ASSIGNMENT. Buyer may not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have the one-time right to assign this Agreement to an entity which controls, or is controlled by, or under common control with, Buyer provided that (a) such assignment shall occur concurrently with the Closing, (b) such assignee assumes each and all of the obligations of Buyer under this Agreement, and
(c) such assignee will have, at the time of Closing a net worth of at least $10,000,000. Provided that the conditions of clauses (a) through (b) above are satisfied, any assignment pursuant to this SECTION 16.14 shall relieve Buyer of its obligations under this Agreement as of the date of such Assignment. The provisions of this Section shall survive the Closing.

            16.15 FACSIMILE. The parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity on this Agreement which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

            16.16 FURTHER ASSURANCES. Buyer and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale contemplated in this Agreement.

            16.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all of which, when taken together, shall constitute one Agreement.

            16.18 1031 EXCHANGE. Buyer hereby agrees that, if requested by Seller, and provided that Seller delivers written notice to Buyer at least five (5) days prior to the Closing Date of its intention to participate in a tax deferred exchange of the Property (the "1031 Exchange"), Buyer shall cooperate with Seller in effectuating the 1031 Exchange; provided, however, that notwithstanding such an assignment, Seller's liability to Buyer for a breach of any of Seller's representations, warranties and covenants, and Seller's indemnity obligations to Buyer Indemnities shall remain unmodified and in full force and effect as if Seller had not assigned its interest to a third party accommodator.

            16.19 ESCROW HOLDER. In performing its duties hereunder, Escrow Holder shall not incur any liability to anyone for any damages, losses or expenses, except for its negligence or intentional misconduct, and it shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel or
(b) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and accuracy of any information contained therein, that Escrow Holder shall in good faith believe to be genuine, to have been signed or presented by a proper person,, and to conform to the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless Escrow Holder against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Holder or incurred by Escrow Holder in connection with its acceptance or performance of its duties hereunder, including any litigation arising out of this Agreement or involving the subject matter hereof, unless resulting from Escrow Holder's negligence or intentional misconduct.

If any dispute shall arise between Seller and Buyer sufficient in the discretion of Escrow Holder to justify its doing so, upon five (5) days prior written notice to Buyer and Seller, Escrow Holder shall be entitled to tender into the registry or custody of the clerk of any state court of general jurisdiction located in the county in which the Land is located or the clerk for the United States District Court, having jurisdiction over the county in which the Land is located, any or all money, property or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of any such legal proceedings equally.

            16.20 BROKERS.    Other than Hotel Partners Incorporated (for
whose commission Seller agrees to be responsible pursuant to the terms and conditions of the Exclusive Sales Listing Agreement dated May 22, 1997 between Seller and Hotel Partners Incorporated), Buyer and Seller each represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Buyer and Seller shall indemnify, defend, protect and hold the other harmless from and against any claims, losses, liabilities, demands, costs, expenses or causes of action by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Seller or Buyer, respectively, with regard to this transaction. The provisions of this Section shall survive the Closing or termination of this Agreement.

      Buyer and Seller have executed this Agreement as of the date written above.




"BUYER"                                    "SELLER"

LHO MISSION BAY HOTEL, L.P., a             VVH RESORTS, LTD., a Delaware
California limited partnership             limited partnership

By:   LASALLE HOTEL OPERATING              By:   SAN DIEGO PRINCESS
      PARTNERSHIP, L.P., a Delaware              MANAGEMENT CORPORATION
      limited partnership                  Its:  Sole General Partner
Its:  General Partner

By:   LASALLE HOTEL PROPERTIES,            By:   /s/ NED S. HOLMES
      a Maryland trust                     Name: Ned S. Holmes
      Its:  General Partner                Its:  President

      By:   /s/MICHAEL D. BARNELLO
      Name: Michael D. Barnello
      Its:  Chief Operating Officer


      By:  ________________________
      Name:______________________
      Its: _______________________

      Subject to the provisions of Section 13.2 of the Purchase Agreement, and provided that Buyer has complied with the provisions of Section 12.1.1 of the Purchase Agreement, the undersigned guaranties the obligations of Seller pursuant to Sections 4.1 and 12.1 of the Purchase Agreement.

Dated:   May _____, 1998

PARKWAY INVESTMENTS/TEXAS, INC.,
a Delaware corporation

By:  /s/NED S. HOLMES
Name: Ned S. Homes
Its: President and CEO

      Escrow Holder acknowledges that it has read this Agreement and agrees to be bound by the provisions thereof.


DATED:  May ____, 1998

      "ESCROW HOLDER"
      CHICAGO TITLE COMPANY


By:   /s/ SHELVA J. MOLNI
      ------------------------------
Name: Shelva J. Molni
      ------------------------------
Its:  Sr. Escrow Officer
      ------------------------------

                              LIST OF EXHIBITS


Exhibit "A"       Assignment of Capital Leases

Exhibit "B"       Assignment of Ground Lease

Exhibit "C"       Assignment of Intangible Property

Exhibit "D"       Assignment of Leases

Exhibit "E"       Assignment of Service Contracts

Exhibit "F"       Bill of Sale

Exhibit "G"       Capital Leases

Exhibit "H"       Employment Contracts

Exhibit "I"       Excluded Personal Property

Exhibit "J"       Ground Lessor Estoppel

Exhibit "K"       Land

Exhibit "L"       Leases

Exhibit "M"       Liquor Escrow Agreement

Exhibit "N"       Pro Forma Title Policy

Exhibit "O"       Service Contracts

Exhibit "P"       Transferor's Certificate

Exhibit "Q"       Audit Representation Letter

                              LIST OF SCHEDULES

Schedule 4.1.4.1        Contracts for the Transfer of the Property
Schedule 4.1.4.2        Defaults Under Leases
Schedule 4.1.4.3        Agreement Binding on Buyer After Closing
Schedule 4.1.4.4        Defaults Under the Ground Lease
Schedule 4.1.5,         Litigation
Schedule 4.1.6          Notice of Violations